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                                                                    EXHIBIT 99.1

                              CMI INDUSTRIES, INC.
                    ANNOUNCES TERMINATION OF ITS TENDER OFFER
                          AND CONSENT SOLICITATION FOR
                    9 1/2% SENIOR SUBORDINATED NOTES DUE 2003


         COLUMBIA, SC, August 10, 1998 -- CMI Industries, Inc. ("CMI") today announced that it has terminated its tender offer for CMI's currently outstanding 9 1/2% Senior Subordinated Notes due 2003 (the "Notes").

         The tender offer has been terminated because certain conditions required for the completion of the tender offer were not satisfied. As a result of the termination, the Supplemental Indenture to the Notes Indenture, which was executed based on consents solicited from noteholders in conjunction with the tender offer, will not become operative. The Indenture under which the Notes were issued will remain in full force and effect following the termination of the tender offer, without any modification based on the Supplemental Indenture.

         All Notes that were tendered in the tender offer will be returned promptly to the respective holders thereof without any action required on the part of the holders.


         NationsBanc Montgomery Securities LLC is the Dealer Manager for the tender offer and the consent solicitation.

         CMI Industries, Inc., headquartered in Columbia, South Carolina, is one of the leading manufacturers and marketers of lightweight greige (unfinished) fabrics in the United States, and holds market leading positions in certain segments of the elastic fabrics and upholstery fabrics market.


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